Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form F-3 (No. 333-211775) of our report dated May 15, 2017, relating to the consolidated financial statements as of and for the year ended December 31, 2016, and the related consolidated statements of profit or loss and other comprehensive income or expense, changes in equity, and cash flows for each of the two years in the period ended December 31, 2016 of Sky Solar Holdings, Ltd. and its subsidiaries, appearing in the Annual Report on Form 20-F of Sky Solar Holdings, Ltd. for the year ended December 31, 2017.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, China
April 27, 2018